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                                                                   EXHIBIT 10.26



                              English Translation


                  Preliminary Contract on the Conclusion of a
                              MANAGEMENT CONTRACT
                                    between


Mr. Gunter Gerland, resident in: In den Hessengarten 5, 61352 Bad-Homburg

                              - hereinafter referred to as "the Director"
-



                              and



Schoeller Plast Holding GmbH, Heilmannstrasse 1, 81479 Munich

                              - hereinafter referred to as "Schoeller" -



Introduction

A pool is operated for reusable containers for fruit and vegetables (IFCO) as part of the Schoeller Group. Various additional pools are being prepared for other reusable containers in addition to the aforesaid reusable container pool.

Schoeller shall be liable to the Director that for ensuring that Schoeller or a Schoeller company will establish a new company by no later than April 1, 1994 (hereinafter referred to as the "Company") as the sponsor of additional pools for reusable containers and that the Company will conclude a Management Contract with the Director with further details of the following terms and conditions. The Director hereby promises Schoeller that he will conclude a Management Contract with the Company with further details of the following terms and conditions as a contract in favour of the aforesaid Company.

I.  Contract Commencement and Term

(1) The contract of employment shall commence upon Schoeller's receipt of the notification by the Director that his present contract of employment has been rescinded, at the earliest on January 1, 1994 but at all events not later than April 1, 1994 and regardless of the receipt of the aforesaid notification.

(2) The contract of employment shall have a fixed term of 18 months. The contract of employment shall be automatically prolonged to December 31,
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     1997 unless it is terminated by one of the contracting parties with at least 6 months' notice. If the present contract is terminated by the Company, the Director shall be entitled to payment of his fixed agreed compensation for a period of twelve (12) months with effect from receipt of the notice of termination. This shall not be interpreted as a prolongation of the contract of employment extending beyond the first fixed period of 18 months but as a commitment of the Company to pay severance compensation based on how many months the aforesaid twelve months' period covers the first fixed term of 18 months. The contract of employment shall be prolonged for a further period of 3 years after December 31, 1997 unless the contract has been terminated by one of the contracting parties with 12 months' notice to the end of the contract.

(3) As a prerequisite for its validity, any notice of termination must be served in writing by the Director to the Chairman of the Shareholders' Committee if such a Chairman has been designated to the best of the knowledge of the Director, otherwise to all shareholders registered with the Company.

(4) Upon receipt of the notice of termination, the Company shall be entitled to suspend the Director from his duties with a continued payment of his average monthly remuneration for the last twelve months. All holiday entitlements shall be settled with the aforesaid exemption from duties.

                   II.  Function / Scope of Activities

(1) The Director shall represent the Company singly or together with one or more additional Directors or together with a Procurist [an officer of the company with registered powers of representation].

(2) The Director shall assume the commercial and logistic activities of the Company. The Company may specify the job description in further detail within the above-mentioned framework.

(3) When exercising his duties and especially when representing the Company in legal matters, the Director shall observe the provisions of the shareholders' meeting and, if one is available, the shareholders' committee, the Company's statutes and the current version of the Rules of Procedure (especially rules of procedure relating to several Directors in relations per se if applicable) (the current version is enclosed in the Appendix) and shall also comply with the provisions of the present Management Contract.

                    III.  Work Assignment

(1) The Munich office in Irmgardstrasse is envisaged as the place of work. The Director shall be prepared to move within Germany to a reasonable ex rent for operational reasons.

(2) Normal working hours shall be fourty (40) hours per week, including breaks, with a week consisting of five (5) working days.

(3) The Director shall be prepared to carry out additional work and to work overtime for operational reasons, including driving hours caused by
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     business travel and hereby confirms that the aforesaid is settled in full with his remuneration referred to in the following Section IV.


                    IV.  Remuneration

(1) The MD shall receive a annual gross salary of DM 205,000 (fixed) as compensation for his services, payable in thirteen equal monthly installments at the month-end after deducting taxation and social security contributions. The employer's contribution to the social security contributions shall be borne by the Company.

(2) The Director shall receive an annual bonus of DM 45,000 in addition to his fixed salary provided the Company has achieved its targets during the financial year as specified by the Company at the beginning of the financial year on the basis of a budget / annual forecast proposal submitted by the Director. The bonus shall be paid when the annual financial statements are available and shall be increased or reduced depending on the extent to which the aforesaid objectives are exceeded or otherwise; further details are provided in the specimen calculation attached in the Appendix. For the first year of the present Management Contract, the Director shall receive a supplement of DM 57,000 in addition to his fixed annual gross fixed salary instead of the variable bonus governed above which depends upon the achievement of given targets, with the first half of the aforesaid supplement being paid at the end of October 1994 and the second half at the end of January 1995.

(3) If the work of the Director end during the course of a year and begins and/or ends during the course of a month, the fixed annual gross salary and the bonus shall be calculated and paid pro rata temporis (with the exception of 1994).

(4) The Company shall insure the Director against business and private accidents at its cost, namely DM 350,000 in the event of death and 700,000 in the event of disability. Claims under the aforesaid insurance policies shall be paid directly to the Director or, in the event of his death, directly to his heirs.

(5) A direct insurance of DM 4,200 p.a. shall be concluded for the Managing Director. The payments to be made by the Company in this respect shall be included in the gross fixed salary and shall be deducted from the aforesaid amount.

(6) The Director's gross fixed salary shall be discussed at the end of the first contract year and thereafter every two years. The economic development of the Company, the personal performances and contributions of the Director and the increase in the cost of living shall be appropriately taken into account.

                     V.  Employees' Capital Accumulation Scheme

(1) The Company shall pay the monthly contributions of DM 52 to the Director relating to the employees' capital accumulation scheme.
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(2)  The Company shall make the first payment of this benefit with effect from the first month of employment.

                     VI.  Company Car / Travelling Expenses

(1) The Director shall be provided with a company car - a BMW 520 or comparable model in the standard design.

(2) The company car may be used by the Director for reasonable private purposes, whereby the necessary fuel costs shall be done by the Director personally.

(3) The Director shall wage tax attributable to the private use of the company car in accordance with the respective tax regulations.

(4) The relevant guidelines of the Company (the current version is enclosed in the Appendix) shall apply for the reimbursement of costs incurred on business travel. If the expenses incurred exceed the fixed rate amounts permissible under taxation regulations, the Director shall be required to document the aforesaid amounts in detail by means of proper vouchers and invoices.

                     VII.  Holiday

(1)  The Director's holiday shall be equivalent to 30 working days.

(2) The timing of the Director's holiday shall be coordinated with the business requirements of the Company. Any works holiday shall be set off against the annual holiday.

                      VIII.  Duty of Secrecy

(1) The Director shall undertake to observe secrecy with regard to circumstances and matters of the Company and firms affiliated with the Company and which come to the attention of the Director within the scope of the employment relationship in dealings with everyone who is not authorized to have such knowledge by virtue of his position or activity within the Company. This principle of secrecy shall also apply after the Director has left the Company. It shall not relate to communications which the Director has to make by law. The Director shall grant unauthorized persons no insight into the affairs and circumstances of the Company or any other companies within the Schoeller Group, nor insight into his own knowledge of the Company's operations, procedures and installations, etc., which the Director does not need to grant for business reasons.

(2) The results of the business activities of the Director shall remain the (intellectual) property of the Company. Reference is also made in this respect to Section X. of the present contract.

(3) As the property (including the intellectual property) of the Company assigned to him, the Director shall undertake to treat all items relating to his business activities with care, e.g. tools, other working utensils, books, documents, plans, specimens, own drawings and business documents
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     of all kinds and to keep them in safe custody in such a way that they do not come into the hands of unauthorized persons and that they are automatically returned to the Company at any time upon request but at the latest when the present contract of employment comes to an end. The Director shall have no retention right in respect of the aforesaid items.

                     IX.  Competition Ban

(1) The Director shall be subject to a subsequent competition ban for a further 24 months when the present contract of employment has terminated. During the aforesaid period, the Director shall support no business which operates a pool for reusable containers, or develops, produces or rents reusable containers capable of being pooled, which offers multiple-use logistics as a "product" or which competes with the Company in any other way (hereinafter referred to as "Competitors"). From a spatial point of view, the competition ban includes all competitors which operate in the territories of the Federal Republic of Germany and direct neighboring countries to the Federal Republic of Germany. The Director shall particularly undertake to enter into no employment, management of consultancy agreements with the aforesaid competitors, nor to perform any of the aforesaid contracts, nor to acquire direct or indirect holdings in any such companies, nor to commence a competitive activity for his own account.

(2) The Company shall pay the Director a compensation amounting to half what the Director earned in the last 12 months prior to the termination of his contract of employment. (S) 74 c of the German Commercial Code shall apply accordingly.

(3) If the Director breaches the competition ban, he shall pay a contract penalty to the Company for one month during the period of infringement or a continuation thereof, with such contract penalty being equivalent to one sixth (1/6 th) of what the Director earned as (gross) remuneration in the last 12 months before he left the Company. Additional claims by the Company shall not be prejudiced by the aforesaid contract penalty.

(4) The Company may waive the competition ban by means of a written declaration to the Director before the end of the constrict of employment, with the result that the Company is exempt from its obligation to pay compensation in accordance with the preceding paragraph 2 at the end of 3 (12) months following receipt of the aforesaid Declaration.

                    X.  Inventions

Any inventions made by the Director and any claims to industrial property rights based on the aforesaid inventions, including all copyright exploitation rights to any creations of the Director, shall remain the exclusive property of the Company with the exception of inventions and creations which clearly have no relationship whosoever with the areas of activity of the Company. No special compensation shall be payable to the Director in this respect. All inventions and /or creations eligible for copyright protection and to which the Company is entitled shall be reported to the Company (represented by the shareholders' meeting) by the Director immediately and the latter shall
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support the Company to the necessary extent in acquiring and exploiting any industrial property rights.


                    XI.  Secondary Employment

(1) The Director shall devote the whole of his working activities to the affairs of the Company and shall promote the interests of the Company to the best of his ability.

(2) During the term of the present contract, the Director shall undertake to carry out no remunerative or normally remunerative secondary employment without the prior written consent of the Company. This shall also apply to direct or indirect participators in other companies which are clearly not exclusively acquired for ordinary investment purposes. Any membership in official bodies (Management Boards, Executive Boards and Supervisory Boards) of other companies shall likewise require the prior written consent of the Company.

                     XII.  Illness

In the event of illness or any other hindrance or impediment not attributable to the Director, the remuneration of the Director shall be continue to be paid for a period of 6 months.


                      XIII.  Final Provisions

(1) Any contract amendments must be made in writing in order to be valid and also require the express consent of the shareholders' meeting. The same shall also apply to any rescission of the aforesaid written form requirement.

(2) If individual provisions of the present contract are or become invalid, the validity of the other provisions shall remain in full force and effect. The parties shall undertake to replace the invalid provision by a valid provision which comes as close as possible to the original economic intention of the invalid provision.


Munich, December 22, 1993

Schoeller Plast Holding                        The Director:


                                               Bad Homburg, December 29, 1993

represented by:

By /s/Christoph Schoeller                      By /s/Gunter Gerland
  -----------------------                         ------------------
      Christoph Schoeller                         Gunter Gerland

Appendices  -  Guidelines on removal, travelling and accommodation costs
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   -  Rules of Procedure

   -  Assumption of "commuting costs"